Griffon Corporation Announces Fourth Quarter and Annual Results

Q4 Revenue Increases 39% to $485 million; 2011 Revenue Increases 41% to $1.8 billion

Initiates Quarterly Dividend of $0.02 per Share

NEW YORK, NEW YORK, November 17, 2011 – Griffon Corporation (NYSE: GFF) today reported financial results for the fourth quarter and year ended September 30, 2011.

Fourth quarter 2011 revenue totaled $485 million, increasing 39% compared to the 2010 quarter, driven mainly by the Home and Building Products Segment (“HBP”); HBP grew 89% due to the inclusion of Ames True Temper (“ATT”) operating results. ATT, acquired on September 30, 2010, is a global provider of non-powered lawn and garden tools, wheelbarrows and other outdoor products to the retail and professional markets. HBP results also reflect a 10% increase in Clopay Building Products (“CBP”) revenue; CBP is the largest manufacturer and marketer of residential garage doors and a leading manufacturer of commercial sectional doors in the United States. Clopay Plastics (“Plastics”) and Telephonics fourth quarter 2011 revenue grew 15% and 23%, respectively, in comparison to the prior year quarter.

Fourth quarter 2011 income from continuing operations totaled $3.4 million, or $0.06 per share, compared to a loss of $1.7 million or $0.03 per share, in the prior year quarter. Adjusted income from continuing operations for the current quarter was $4.2 million, or $0.07 per share, compared to $6.6 million, or $0.11 per share, in the prior year quarter.

Full year 2011 revenue totaled $1.8 billion, increasing 41% compared to 2010, driven by HBP, where revenue grew 116%, mainly due to the inclusion of ATT; 2011 CBP revenue increased 4% over the prior year while Plastics and Telephonics revenue grew 14% and 5%, respectively.

For the year ended September 30, 2011, loss from continuing operations was $7.4 million, or $0.13 per share, compared to income of $9.5 million, or $0.16 per share, in the prior year. Adjusted income from continuing operations for 2011 was $19.9 million, or $0.34 per share, compared to $18.3 million, or $0.31 per share, in 2010.

Ron Kramer, Chief Executive Officer, commented, “Our strong performance in Home and Building products this year reflects our acquisition of Ames and the recently completed restructuring and streamlining of the CBP operations. Telephonics continues to demonstrate that it is an exceptional business, growing revenues and backlog. While we are, as expected, continuing to see margin pressure in Plastics following a large capacity expansion, our revenues have remained strong and we are taking the appropriate steps to return to and then ultimately exceed historical peak margins in that business.”

Mr. Kramer continued, “We believe we are well positioned to grow and improve our profitability. While we are prepared for economic conditions to remain challenging, we have ample opportunity to demonstrate further organic growth in each of our businesses and to selectively deploy additional strategic capital. Our focus is on execution. Our goal is to generate superior returns on invested capital to create value for our shareholders.”

Fourth quarter 2011 results included:

-	$2.8 million ($1.8 million, net of tax, or $0.03 per share) of restructuring charges primarily associated with headcount reductions at Telephonics;
-

$0.4 million ($0.3 million net of tax) of costs incurred in connection with the acquisition of Southern Patio; as previously announced, Southern Patio is a pots and planters business that was purchased in October 2011 for $23 million; and

-	$1.3 million, or $0.02 per share, of net discrete tax benefits

Fourth quarter 2010 results included:
-	$9.8 million ($7.7 million, net of tax, or $0.13 per share) of ATT acquisition costs;
-	$1.6 million ($1.0 million, net of tax, or $0.02 per share) of restructuring and debt financing costs; and
-	$0.4 million, or $0.01 per share, of net discrete tax benefits.

Excluding these items from the respective quarters, adjusted income from continuing operations for the 2011 quarter would have been $4.2 million, or $0.07 per share, compared to $6.6 million, or $0.11 per share, in the 2010 quarter.

Full year 2011 results included:
-	A charge of $26.2 million ($16.8 million, net of tax, or $0.29 per share) resulting from the refinancing of ATT acquisition-related debt;
-	$15.2 million ($9.8 million, net of tax, or $0.17 per share) of cost of goods related to the sale of inventory recorded at fair value in connection with ATT acquisition accounting;
-	$7.5 million ($4.9 million, net of tax, or $0.08 per share) of restructuring charges related to the consolidation of CBP facilities, and headcount reductions at Telephonics and ATT;
-	$0.4 million ($0.3 million net of tax) of Southern Patio acquisition costs; and
-	$4.6 million, or $0.08 per share, of net discrete tax benefits.

Full Year 2010 results included:
-	$9.8 million ($7.7 million, net of tax, or $0.13 per share) of ATT acquisition costs;
-	$5.3 million ($3.4 million, net of tax, or $0.06 per share) of restructuring and debt refinancing costs; and
-	$2.3 million, or $0.04 per share, of net discrete tax benefits.

Excluding these items from the respective years, adjusted income from continuing operations for 2011 would have been $19.9 million, or $0.34 per share, compared to $18.3 million, or $0.31 per share, in 2010.

For the current quarter, Segment adjusted EBITDA totaled $41.5 million, increasing 36%, compared to $30.4 million in the prior year quarter, and for the full year 2011, totaled $165.6 million, increasing 53%, compared to $108.3 million in 2010. Segment adjusted EBITDA is defined as income from continuing operations, excluding corporate overhead, interest, taxes, depreciation and amortization, acquisition-related costs, restructuring charges, costs related to the fair value of inventory for acquisitions and the benefit (loss) of debt extinguishment, as applicable.

On a pro forma basis, as if ATT had been purchased on October 1, 2009, fourth quarter and full year 2010 revenue would have been $429 million and $1.7 billion, respectively. Pro forma fourth quarter 2010 loss from continuing operations was $7.6 million, or $0.13 per share, and the full year 2010 income from continuing operations was $16.9 million, or $0.28 per share. Adjusting 2010 pro forma fourth quarter and full year results for acquisition and related costs, restructuring charges, debt extinguishment charges and discrete tax items, income from continuing operations would have been $4.5 million, or $0.07 per share, and $33.3 million, or $0.55 per share, respectively. Pro forma fourth quarter and full year 2010 Segment adjusted EBITDA totaled $41.0 million and $180.6 million, respectively.

Segment Operating Results

Home & Building Products

Revenue in the 2011 quarter increased $91.6 million, or 89%, compared to the prior year quarter, primarily due to the inclusion of ATT results; CBP revenue grew 10% compared to the 2010 quarter, due to favorable product mix and a 1% volume increase. On a pro forma basis, HBP 2011 fourth quarter revenue increased $10.0 million, or 5%, compared to the prior year quarter, driven by CBP revenue growth; ATT revenue declined 1% in the quarter, mainly due to volume.

Segment adjusted EBITDA in the 2011 quarter was $17.5 million compared to $2.8 million in the prior year quarter, with the inclusion of ATT operations the primary cause of increase. On a pro forma basis, 2010 Segment adjusted EBITDA was $13.4 million compared to $17.5 million in 2011, with the improvement primarily attributable to favorable product mix and cost savings.

HBP 2011 revenue increased $450.4 million, or 116%, compared to 2010, primarily due to the acquisition of ATT. On a pro forma basis, as if ATT was purchased on October 1, 2009, revenue increased $6.7 million, or 1%, compared to the prior year. On this same basis, ATT 2011 revenue decreased 2% from 2010, driven mainly by lower volume; CBP 2011 revenue increased 4%, driven mainly by favorable mix.

HBP 2011 Segment adjusted EBITDA totaled $77.1 million compared to $19.4 million in 2010, with the inclusion of ATT operations the primary cause of increase. On a pro forma basis, as if ATT was purchased on October 1, 2009, Segment adjusted EBITDA in 2010 was $91.6 million; the decline in 2011 was due to higher input costs, lower volume and a decrease of $2.9 million in Byrd Amendment receipts (anti-dumping compensation from the U.S. Government).

Telephonics

Revenue in the 2011 quarter increased $25.7 million, or 23%, compared to the prior year quarter, with revenue increases across all business units led by increased revenue from Identification Friend or Foe (“IFF”) products and the Counter Remote Control Improvised Explosive Device Electronic Warfare 3.1 (“CREW 3.1”) program.

Segment adjusted EBITDA in the 2011 quarter was $13.4 million, increasing 1%, with the benefit of higher revenue partially offset by the impact of a shift in product mix and increased research and development expenses.

Revenue in 2011 increased $20.8 million, or 5%, compared to 2010, primarily due to increases in radar and electronic systems, partially offset by a decrease in communication systems. Telephonics continued to benefit from strong demand for its intelligence, surveillance and reconnaissance products. Electronic systems growth was primarily from ground surveillance radars (“GSR”) and Mobile Surveillance Capability (“MSC”) programs, and radar growth was driven by light airborne multi-purpose systems multi mode radar (“LAMPS MMR”). The increases were partially offset by the timing of transition on the Automatic Radar Periscope Detection and Discrimination (“ARPDD”) program from the development to the production phase, and a lower rate of production on the C-17 program. Revenue included $44.3 million and $46.4 million in 2011 and 2010, respectively, related to the CREW 3.1 program, where Telephonics serves as a subcontractor.

Segment adjusted EBITDA in 2011 increased $4.8 million, or 10%, compared to 2010, primarily due to revenue growth.

Contract backlog totaled $417 million at September 30, 2011 compared to $407 million at September 30, 2010, with approximately 83% expected to be filled in the next twelve months. Due to timing of awards, backlog is expected to decrease during the first half of 2012, but return to historical levels in the second half of the year.

Plastic Products

Revenue in the 2011 fourth quarter increased $19.8 million, or 15%, compared to the 2010 quarter, primarily due to higher volume in North America and Europe, the translation of European results into a weaker U.S dollar and the pass through of higher resin costs in customer selling prices. Plastics adjusts customer selling prices based on underlying resin costs, on a delayed basis.

Segment adjusted EBITDA in the 2011 fourth quarter decreased $3.7 million compared to the prior year quarter, driven by previously disclosed start up costs related to expanded capacity initiatives in both Germany and Brazil; in both operations, such start up costs have included higher than normal levels of scrap. There were no significant disruptions in customer service in connection with the scaling up of production of the newly installed assets. The decline was partially offset by higher volume and a timing benefit from resin. While improvement in operations in the newly expanded locations is occurring and on plan, the Company expects that Plastics will continue to operate at below normal efficiency levels for the first half of fiscal 2012.

Plastics revenue in 2011 increased $65.6 million, or 14%, to $535.7 million compared to 2010, primarily due to higher unit volumes in North America and Europe, the pass through of higher resin costs in customer selling prices and the translation of European results into a weaker U.S. dollar.

Segment adjusted EBITDA in 2011 decreased $5.2 million compared to the prior year, primarily due to the start up matters discussed above.

Taxes

Griffon’s effective tax rate for continuing operations for 2011 was a benefit of 48.2% compared to a 31.2% provision in the prior year. The 2011 rate reflected net discrete benefits of $4.6 million primarily attributable to tax planning related to unremitted foreign earnings. The 2010 rate reflected net discrete tax benefits of $2.3 million primarily from the resolution of foreign and domestic income tax audits. Excluding the discrete tax items from both years, the 2011 tax benefit rate would have been 16.4% and the 2010 tax provision rate would have been 47.9%. The 2011 rate was also impacted $1.3 million from the impact of permanent differences and the 2010 rate was also impacted $1.3 million from permanent book to tax adjustments including non-deductible transaction costs of $3.8 million related to the ATT acquisition. Excluding the impact of the discrete and other period items noted above, the effective tax rate for continuing operations would have been a benefit of 25.1% in 2011 compared to a provision of 38.3% in 2010.

Restructuring

The consolidation of the CBP manufacturing facilities plan, announced in June 2009, was completed in 2011. In completing the consolidation plan, CBP incurred total pre-tax exit and restructuring costs of $9.0 million, substantially all of which were cash charges, and had $10.4 million of capital expenditures. The restructuring costs were $3.6 million in 2011, $4.2 million in 2010 and $1.2 million in 2009.

In 2011, Telephonics recognized $3.0 million of restructuring charges in connection with a voluntary early retirement plan and other restructuring costs; such charges all related to personnel reducing Telephonics headcount by 75 employees.

In 2011, ATT recognized $0.9 million in restructuring costs primarily related to termination benefits, reducing headcount by 25 employees.

Balance Sheet and Capital Expenditures

The Company had cash and equivalents as of September 30, 2011 of $243 million and total debt outstanding of $713 million, net of discounts. Capital expenditures were $87.6 million in 2011; the Company expects capital spending of between $65 and $70 million in 2012.

Stock Repurchases

During 2011, the Company’s Employee Stock Ownership Plan purchased 1.9 million shares for a total of $20.0 million and the Company purchased 1.5 million shares for a total of $12.4 million under authorized repurchase plans. The Company has $48.7 million remaining under a $50.0 million authorized repurchase plan.

Dividend

The Company also announced today that its Board of Directors has approved a regular quarterly cash dividend of $0.02 per share, with the first dividend payable on December 27, 2011, to shareholders of record as of the close of business on November 29, 2011.

Ron Kramer stated that “Griffon’s businesses are well-positioned and we continue to have excellent liquidity. We are confident that we can make the proper investments for organic growth, pursue additional acquisitions and return direct value to our shareholders via the initiation of a quarterly dividend as well as our share repurchase program. We remain committed to enhancing value to our shareholders.”

The quarterly rate represents an annualized dividend of $0.08 per share, which equates to a yield of approximately 0.9% based on the Company’s stock price as of close of trading on November 16, 2011.

Future declarations of dividends are subject to approval of the Company’s Board of Directors and may be adjusted as business needs or market conditions change.

Conference Call Information

The Company will hold a conference call today, November 17, 2011, at 4:30 PM ET.

The call can be accessed by dialing 1-877-604-9665 (U.S. participants) or 1-719-325-4749 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference.

A replay of the call will be available starting on November 17, 2011 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 7890724. The replay will be available through December 1, 2011.

Forward-looking Statements

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; the government reduces military spending on projects supplied by Telephonics Corporation; increases in cost of raw materials such as resin and steel; changes in customer demand; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; international economic conditions including interest rate and currency exchange fluctuations; the relative mix of products and services which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies such as litigation; unfavorable results of government agency contract audits of Telephonics Corporation; protection and validity of patent and other intellectual property rights; the cyclical nature of the business of certain Griffon operating companies; and possible terrorist threats and actions, and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation (the “Company” or “Griffon”), is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital to further diversify itself.

Griffon currently conducts its operations through Ames True Temper (“ATT”), Clopay Building Products (“CBP”), Telephonics Corporation (“Telephonics”) and Clopay Plastic Products Company (“Plastics”). CBP and ATT comprise the Home & Building Products operating segment.

•

Home & Building Products is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains, as well as a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

•	Telephonics designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

•	Plastics is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:	Investor Relations Contact:

Douglas J. Wetmore	James Palczynski

Chief Financial Officer Griffon Corporation (212) 957-5000 712 Fifth Avenue, 18th Floor New York, NY 10019	Principal and Director ICR Inc. (203) 682-8229

Griffon evaluates performance and allocates resources based on each segments’ operating results before interest income or expense, income taxes, depreciation and amortization, gain (losses) from debt extinguishment, unallocated amounts, restructuring charges, acquisition costs and costs related to the fair value of inventory for acquisitions. Griffon believes this information is useful to investors for the same reason.

The following table provides a reconciliation of Segment operating profit before depreciation, amortization, acquisition costs, restructuring and fair value write up of acquired inventory sold to Income before taxes and discontinued operations:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)

	(Unaudited) For the Three Months Ended September 30,		For the Years Ended September 30,

	2011	2010	2011	2010

REVENUE

Home & Building Products:
ATT	$80,804	$—	$434,789	$—
CBP	114,107	103,315	404,947	389,366

Home & Building Products	194,911	103,315	839,736	389,366
Telephonics	140,019	114,294	455,353	434,516
Plastics	150,059	130,227	535,713	470,114

Total consolidated net sales	$484,989	$347,836	$1,830,802	$1,293,996

INCOME (LOSS) BEFORE TAXES AND DISCONTINUED OPERATIONS
Segment profit before depreciation, amortization, restructuring, fair value write-up of acquired inventory sold and acquisition costs:
Home & Building Products	$17,479	$2,849	$77,119	$19,351
Telephonics	13,418	13,322	50,875	46,120
Plastics	10,574	14,242	37,639	42,853

Total Segment profit before depreciation, amortization, restructuring, fair value write-up of acquired inventory sold and acquisition costs	41,471	30,413	165,633	108,324
Unallocated amounts, less acquisition costs	(3,400)	(5,256)	(22,868)	(27,394)
Loss from debt extinguishment, net	—	(1,111)	(26,164)	(1,117)
Net interest expense	(12,609)	(1,789)	(47,448)	(11,913)
Segment depreciation and amortization	(15,544)	(11,003)	(60,361)	(40,103)
Restructuring charges	(2,820)	(460)	(7,543)	(4,180)
Fair value write-up of acquired inventory sold	—	—	(15,152)	—
Acquisition costs	(446)	(9,805)	(446)	(9,805)

Income (loss) before taxes and discontinued operations	$6,652	$989	$(14,349)	$13,812

Unallocated amounts typically include general corporate expenses not attributable to reportable segment.

The following is a reconciliation of each segments’ operating results to Segment operating profit before depreciation, amortization, acquisition costs, restructuring and fair value write up of acquired inventory sold to Income before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(Unaudited)

	For the Three Months Ended September 30,		For the Years Ended September 30,

	2011	2010	2011	2010

Home & Building Products
Segment operating profit (loss)	$9,408	$(567)	$28,228	$4,986
Depreciation and amortization	7,248	2,956	28,796	10,185
Fair value write-up of acquired inventory sold	—	—	15,152	—
Restructuring charges	377	460	4,497	4,180
Acquisition costs	446	—	446	—

Segment adjusted EBITDA	17,479	2,849	77,119	19,351

Telephonics
Segment operating profit	8,952	11,186	40,595	38,586
Depreciation and amortization	2,023	2,136	7,234	7,534
Restructuring charges	2,443	—	3,046	—

Segment adjusted EBITDA	13,418	13,322	50,875	46,120

Clopay Plastic Products
Segment operating profit	4,301	8,331	13,308	20,469
Depreciation and amortization	6,273	5,911	24,331	22,384

Segment adjusted EBITDA	10,574	14,242	37,639	42,853

All segments:
Segment operating profit	22,661	18,950	82,131	64,041
Depreciation and amortization	15,544	11,003	60,361	40,103
Fair value write-up of acquired inventory sold	—	—	15,152	—
Restructuring charges	2,820	460	7,543	4,180
Acquisition costs	446	—	446	—

Segment adjusted EBITDA	$41,471	$30,413	$165,633	$108,324

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(Unaudited) Three Months Ended September 30,		Years Ended September 30,

	2011	2010	2011	2010

Revenue	$484,989	$347,836	$1,830,802	$1,293,996
Cost of goods and services	379,699	273,238	1,437,341	1,005,692

Gross profit	105,290	74,598	393,461	288,304

Selling, general and administrative expenses	83,515	73,737	330,369	261,403
Restructuring and other related charges	2,820	460	7,543	4,180

Total operating expenses	86,335	74,197	337,912	265,583

Income from operations	18,955	401	55,549	22,721

Other income (expense)
Interest expense	(12,735)	(1,863)	(47,846)	(12,322)
Interest income	126	74	398	409
Loss from debt extinguishment, net	—	(1,111)	(26,164)	(1,117)
Other, net	306	3,488	3,714	4,121

Total other income (expense)	(12,303)	588	(69,898)	(8,909)

Income (loss) before taxes and discontinued operations	6,652	989	(14,349)	13,812
Provision (benefit) for income taxes	3,274	2,689	(6,918)	4,308

Income (loss) from continuing operations	3,378	(1,700)	(7,431)	9,504

Discontinued operations:
Income from operations of the discontinued Installation Services business	—	—	—	142
Provision for income taxes	—	—	—	54

Income from discontinued operations	—	—	—	88

Net income (loss)	$3,378	$(1,700)	$(7,431)	$9,592

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.06	$(0.03)	$(0.13)	$0.16
Income from discontinued operations	0.00	0.00	0.00	0.00
Net income (loss)	0.06	(0.03)	(0.13)	0.16

Weighted-average shares outstanding	57,516	59,067	58,919	58,974

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.06	$(0.03)	$(0.13)	$0.16
Income from discontinued operations	0.00	0.00	0.00	0.00
Net income (loss)	0.06	(0.03)	(0.13)	0.16

Weighted-average shares outstanding	58,284	60,281	58,919	59,993

Note: Due to rounding, the sum of earnings per share of Continuing operations and Discontinued operations may not equal earnings per share of Net Income (Loss).

GRIFFON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	At September 30, 2011	At September 30, 2010

CURRENT ASSETS
Cash and equivalents	$243,029	$169,802
Accounts receivable, net of allowances of $6,072 and $6,581	268,026	252,852
Contract costs and recognized income not yet billed, net of progress payments of $9,697 and $1,423	74,737	63,155
Inventories, net	263,809	268,801
Prepaid and other current assets	48,828	55,782
Assets of discontinued operations	1,381	1,079

Total Current Assets	899,810	811,471
PROPERTY, PLANT AND EQUIPMENT, net	350,050	314,760
GOODWILL	357,333	360,749
INTANGIBLE ASSETS, net	223,189	233,011
OTHER ASSETS	31,197	27,907
ASSETS OF DISCONTINUED OPERATIONS	3,675	5,803

Total Assets	$1,865,254	$1,753,701

CURRENT LIABILITIES

Notes payable and current portion of long-term debt	$25,164	$20,901
Accounts payable	183,136	185,165
Accrued liabilities	102,785	130,006
Liabilities of discontinued operations	3,794	4,289

Total Current Liabilities	314,879	340,361
LONG-TERM DEBT, net of debt discount of $19,693 and $30,650	688,247	503,935
OTHER LIABILITIES	204,434	190,244
LIABILITIES OF DISCONTINUED OPERATIONS	5,786	8,446

Total Liabilities	1,213,346	1,042,986
COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	651,908	710,715

Total Liabilities and Shareholders’ Equity	$1,865,254	$1,753,701

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended September 30,

	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(7,431)	$9,592
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Income from discontinued operations	—	(88)
Depreciation and amortization	60,712	40,442
Fair value write-up of acquired inventory sold	15,152	—
Stock-based compensation	8,956	5,778
Provision for losses on accounts receivable	1,225	2,431
Amortization/write-off of deferred financing costs and debt discounts	6,733	5,059
Loss from debt extinguishment, net	26,164	1,117
Deferred income taxes	(2,749)	(3,666)
(Gain) loss on sale/disposal of assets	(251)	74
Change in assets and liabilities, net of assets and liabilities acquired:
Increase in accounts receivable and contract costs and recognized income not yet billed	(30,593)	(25,481)
Increase in inventories	(12,803)	(10,611)
(Increase) decrease in prepaid and other assets	9,065	(14,342)
Increase (decrease) in accounts payable, accrued liabilities and income taxes payable	(42,604)	72,144
Other changes, net	3,809	676

Net cash provided by operating activities	35,385	83,125

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(87,617)	(40,477)
Acquired business, net of cash acquired	(855)	(542,000)
Funds restricted for capital projects	4,629	—
Change in equipment lease deposits	—	(1,666)
Proceeds from sale of assets	1,510	—

Net cash used in investing activities	(82,333)	(584,143)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	—	2,823
Purchase of shares for treasury	(18,139)	—
Proceeds from issuance of long-term debt	674,251	543,875
Payments of long-term debt	(498,572)	(176,802)
Change in short-term borrowings	3,538	—
Financing costs	(21,653)	(17,455)
Purchase of ESOP shares	(19,973)	—
Exercise of stock options/vesting of restricted stock	2,306	343
Tax benefit from exercise of options/vesting of restricted stock	7	325
Other, net	345	184

Net cash provided by financing activities	122,110	353,293

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(962)	(638)

Net cash used in discontinued operations	(962)	(638)

Effect of exchange rate changes on cash and equivalents	(973)	(2,668)

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	73,227	(151,031)
CASH AND EQUIVALENTS AT BEGINNING OF YEAR	169,802	320,833

CASH AND EQUIVALENTS AT END OF YEAR	$243,029	$169,802

Griffon evaluates performance based on Earnings per share and Income (loss) from continuing operations excluding restructuring charges, gain (loss) from debt extinguishment, discrete tax items, acquisition costs and costs related to the fair value of inventory for acquisitions. Griffon believes this information is useful to investors for the same reason. The following table provides a reconciliation of Earnings per share and Income (loss) from continuing operations to Adjusted earnings per share and Adjusted income (loss) from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME (LOSS) TO ADJUSTED INCOME (LOSS)
(Unaudited)

	For the Three Months Ended September 30,		For the Years Ended September 30,

	2011	2010	2011	2010

Income (loss) from continuing operations	$3,378	$(1,700)	$(7,431)	$9,504

Adjusting items, net of tax:
Loss (gain) from debt extinguishment, net	—	722	16,813	726
Fair value write-up of acquired inventory sold	—	—	9,849	—
Restructuring	1,833	299	4,903	2,717
Acquisition costs	290	7,704	290	7,704
Discrete tax benefits, net	(1,252)	(426)	(4,570)	(2,307)

Adjusted income from continuing operations	$4,249	$6,599	$19,854	$18,344

Earnings (loss) per common share	$0.06	$(0.03)	$(0.13)	$0.16

Adjusting items, net of tax:
Loss from debt extinguishment, net	—	0.01	0.29	0.01
Fair value write-up of acquired inventory sold	—	—	0.17	—
Restructuring	0.03	0.00	0.08	0.05
Acquisition costs	0.00	0.13	0.00	0.13
Discrete tax benefits, net	(0.02)	(0.01)	(0.08)	(0.04)

Adjusted earnings per common share	$0.07	$0.11	$0.34	$0.31

Weighted-average shares outstanding (in thousands)	58,284	60,281	58,919	59,993

Note: Due to rounding, the sum of earnings (loss) per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.